LIMITED LIABILITY COMPANY AGREEMENT
                                       of
                               HEARTMASTERS, LLC,
                      A Delaware Limited Liability Company

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THE SECURITIES  REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.
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                                TABLE OF CONTENTS

                                                                          Page
ARTICLE 1   ORGANIZATIONAL MATTERS..........................................1

            1.1      Formation..............................................1
            1.2      Name...................................................1
            1.3      Term...................................................2
            1.4      Registered Office and Agent............................2
            1.5      Principal Place of Business............................2
            1.6      Addresses of the Members...............................2
            1.7      Purpose and Business of Company........................2
            1.8      Title to Company Property..............................2
            1.9      Definitions............................................2
            1.10     Filing of Other Certificates...........................2
            1.11     Qualification in Other Jurisdictions...................3
            1.12     Tax Treatment..........................................3

ARTICLE 2   CAPITAL CONTRIBUTIONS...........................................3

            2.1      Initial Capital Contributions..........................3
            2.2      Additional Capital Contributions.......................3
            2.3      Capital Accounts.......................................3
            2.4      Return of Capital Contributions; Interest..............3
            2.5      Contribution of Mark...................................3

ARTICLE 3   MEMBERS.........................................................4

            3.1      Limited Liability......................................4
            3.2      Admission of Additional Members........................4
            3.3      Vote or Written Consent of the Members.................5
            3.4      Withdrawals or Resignation.............................5
            3.5      Transactions between the Company and a Member..........5
            3.6      Competing Activities...................................5
            3.7      License Agreements.....................................6
            3.8      Client Contracts and Pricing...........................6
            3.9      Termination of Membership Interest.....................6
            3.10     Termination of Membership Insurance....................7

ARTICLE 4   MANAGEMENT AND CONTROL OF THE COMPANY...........................7

            4.1      Management and Powers..................................7
            4.2      Limitation on Power of Members.........................7
            4.3      Member Approval........................................7
            4.4      Devotion of Time.......................................8
            4.5      Payments to Members....................................8
            4.6      Payments to Members....................................9
            4.7      Company Insurance......................................9

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                                TABLE OF CONTENTS
                                  (continued)

                                                                          Page

ARTICLE 5   ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS.....9

            5.1      Allocations of Net Profit and Net Loss.................9
            5.2      Distributions of Cash.................................12
            5.3      Distributions in Kind.................................12
            5.4      Return of Distributions...............................12

ARTICLE 6   TRANSFER AND ASSIGNMENT OF INTERESTS...........................12

            6.1      Restrictions on Transfer and Assignment
                      of Interests.........................................12
            6.2      Substitution of Members...............................13
            6.3      Bankruptcy or Dissolution of a Member.................14
            6.4      Option to Purchase Membership Rights..................14

ARTICLE 7   CONSEQUENCES OF A DISSOCIATION EVENT...........................14


ARTICLE 8   ACCOUNTING, RECORDS, REPORTING BY MEMBERS......................14

            8.1      Books and Records.....................................14
            8.2      Reports...............................................15
            8.3      Annual Audit..........................................16
            8.4      Appointment of Accountant.............................16
            8.5      Bank Accounts.........................................16
            8.6      Accounting Decisions and Reliance on Others...........17
            8.7      Operating Plan........................................17
            8.8      Annual Budget.........................................17
            8.9      Tax Matters for the Company Handled by Members and
                      Tax Matters Partner..................................17
            8.10     Inspection and Delivery of Records....................17

ARTICLE 9   DISSOLUTION AND WINDING UP.....................................18

            9.1      Dissolution...........................................18
            9.2      Winding Up............................................18
            9.3      Post Dissolution/Default Completion of Client
                      Contracts...........................19
            9.4      Distributions in Kind.................................19
            9.5      Order of Payment of Liabilities Upon Dissolution......20
            9.6      Limitations on Payments Made in Dissolution...........20
            9.7      Termination of the Company............................20
            9.8      Termination of the Company............................20

ARTICLE 10  INDEMNIFICATION AND INSURANCE..................................21

            10.1     Indemnification of Agents.............................21
            10.2     Insurance.............................................22
            10.3     Limit on Liability of Members.........................22

ARTICLE 11  INVESTMENT REPRESENTATIONS.....................................22

            11.1     Preexisting Experience................................22
            11.2     No Advertising........................................22

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                                TABLE OF CONTENTS
                                  (continued)

                                                                          Page
            11.3     Investment Intent.....................................23
            11.4     No Liquidity..........................................23
            11.5     All Information.......................................23
            11.6     Restriction on Alienation.............................23
            11.7     No Registration.......................................23

ARTICLE 12  MISCELLANEOUS..................................................23

            12.2     Complete Agreement....................................24
            12.3     Binding Effect........................................24
            12.4     Parties in Interest...................................24
            12.5     Pronouns; Statutory References........................25
            12.6     Interpretation........................................25
            12.7     Jurisdiction..........................................25
            12.8     Exhibits..............................................25
            12.9     Severability..........................................25
            12.10    Additional Documents and Acts.........................25
            12.11    Notices...............................................25
            12.12    Amendments............................................25
            12.13    Multiple Counterparts.................................26
            12.14    Expenses..............................................26
            12.15    Attorney Fees.........................................26
            12.16    Counsel to the Company................................26
            12.17    Remedies Cumulative...................................27
            12.18    Confidentiality.......................................27
            12.19    Publicity.............................................27

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                                TABLE OF CONTENTS
                                  (continued)

                                                                          Page
Exhibits

EXHIBIT A         -        Member Information
EXHIBIT B         -        Definitions
EXHIBIT C         -        Assignment of Trademark
EXHIBIT D         -        LifeMasters  Trademark  and Data License and Services
                           Agreement
EXHIBIT E         -        IHMC   Trademark   and  Data   License  and  Services
                           Agreement
EXHIBIT F         -        Amendment to Articles of Organization


Schedules

Schedule 4.5               Approved Expenses List


Other Documents

Section 3.6(b)             Prospective Client List

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                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                               HEARTMASTERS, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY

         This Limited Liability Company Agreement of HeartMasters, LLC is made and entered into as of the 14th day of April 2000, by and between LifeMasters Supported SelfCare, Inc., a California corporation ("LifeMasters") and Interactive Heart Management Corp., a Delaware corporation ("IHMC") (collectively referred to as the "Members" and individually as "Member").

                                    RECITALS

         A. The Members have caused to be filed a Certificate of Formation for HeartMasters, LLC (the "Company") with the Delaware Secretary of State, on December 6, 1999.

         B. The Members desire to adopt and approve this Agreement for the Company under the Delaware Limited Liability Company Act (the "Act").

         C. Prior to the adoption and approval of this Agreement, the Members acknowledge and agree that the only business conducted by the Members on behalf of the Company has been consistent with the purpose of the Company and the terms of this Agreement.

         NOW, THEREFORE, in consideration of their mutual promises, covenants and agreements, the Members hereby promise, covenant and agree as follows:

                                   AGREEMENT
                                    ARTICLE 1
                             ORGANIZATIONAL MATTERS

         1.1 Formation. Pursuant to the Act, the Members have formed a Delaware limited liability company under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware and entering into this Agreement. The Members have caused the Company to be registered with the California Secretary of State as a foreign limited liability company as of December 7, 1999. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

         1.2 Name. The name of the Company shall be "HeartMasters, LLC". The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Members deem appropriate or advisable. The Members shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Members consider appropriate or advisable.

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         1.3  Term.  The  term of the  Company  shall  commence  on the date the
Certificate of Formation was filed with the Delaware Secretary of State and shall continue until dissolved upon the occurrence of an event set forth in
Section 9.1 or 9.2.

         1.4 Registered Office and Agent. The Company shall continuously maintain a registered office and agent in the State of Delaware as required by the Act. The Company's registered office in the State of Delaware shall be located at The Corporation Trust Center, 1209 Orange Street, Wilmington Delaware 19801, until changed by designation of the Members. The initial registered agent for service of process for the Company shall be as stated on the Certificate of Formation or as otherwise determined by the Members. The Members may change the agent for service of process at any time.

         1.5 Principal Place of Business. The principal place of business of the Company shall be at 100 Metro Park South, Laurence Harbor, New Jersey 08878, or such other location as the Members may determine.

         1.6 Addresses of the Members. The respective addresses of the Members are set forth on Exhibit A.

         1.7 Purpose and Business of Company. Without the unanimous consent of the Members, the Company shall not engage in any business other than the following: (i) provision of physician-directed chronic disease management services for the disease states of CHF, diabetes, chronic obstructive pulmonary disease, asthma and CAD (the "Services") to certain managed care organizations throughout the United States; (ii) management and marketing of the Services throughout the United States; (iii) the procurement, negotiation, execution and performance of contracts with managed care organizations to provide eligible patients of the Clients with Services (each referred to as a "Client Contract"); and (iv) such other activities directly related to the foregoing business as may be necessary or advisable in the reasonable opinion of the Members to further the foregoing business. The Company may pursue the development of future products and services and to add other disease states and to provide additional services and products for or on behalf of the chronic condition disease management services, but no new services or products will be added without the unanimous consent of the Members.

         1.8 Title to Company Property. Title to property acquired by or contributed to the Company shall be placed in the name of the Company and shall remain in the Company's name for as long as the Company owns the property.

         1.9 Definitions. The capitalized terms used in this Agreement shall have the meanings specified on Exhibit B; or, if not defined on Exhibit B, as such terms are defined elsewhere in this Agreement.

         1.10 Filing of Other Certificates. In addition to the Certificate of Formation, the Members shall execute, file, publish and record all such certificates, notices, statements and other instruments and amendments thereto for the formation and operation of a limited liability company as the Members deem necessary.

                                      -2-
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         1.11 Qualification in Other Jurisdictions.  The Members shall cause the
Company to be qualified, formed or registered under assumed or fictitious names statutes or similar laws in any jurisdiction in which the Company transacts business if such qualification, formation or registration is required or desirable.

         1.12 Tax Treatment. The Members agree that the Company shall be treated as a partnership for federal income tax purposes and no Member shall act in a manner that would cause the Company to lose its federal partnership tax classification without the written consent of all of the Members.

                                    ARTICLE 2
                              CAPITAL CONTRIBUTIONS

         2.1 Initial Capital Contributions. Each of the Members shall contribute or cause to be contributed to the Company, as of the Formation Date, as its "Initial Capital Contribution," such cash and/or property as is set forth on Exhibit A and shall have Percentage Interests as set forth in such Exhibit A. The Percentage Interests shall not be adjusted without the unanimous consent of the Members.

         2.2 Additional Capital  Contributions.  Except as set forth in Sections
2.1 and 4.5, no Member shall be required to make any additional Capital Contributions. Notwithstanding the foregoing, if the Members determine that additional funds beyond the Initial Capital Contributions are necessary or appropriate for the conduct of the Company's business, then all of the Members must unanimously determine in writing to participate in such additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests. Except with the prior written consent of all non-contributing Members, no Member shall be permitted or entitled to make any additional Capital Contributions to the Company which would result in an adjustment to the Percentage Interest of the contributing Member.

         2.3 Capital Accounts. The Company shall maintain an individual Capital Account for each Member.

         2.4 Return of Capital Contributions; Interest. No Member shall have any right to withdraw or demand withdrawal of cash contributed to the capital of the Company, or to receive a distribution of cash or property from the Company, except as expressly authorized by this Agreement. No Member shall be entitled to receive any interest with respect to the Member's contributions to Company capital.

         2.5 Contribution of Mark. The Company's services shall be marketed under the name "HeartMasters" (the "Mark"). The Members acknowledge and agree that prior to formation of the Company the Mark was owned by both Members equally and that LifeMasters filed a trademark application on behalf of the Company for the Mark. LifeMasters and IHMC hereby assign all of their rights in the application and Mark to the Company. Effective upon execution of this agreement, LifeMasters and IHMC shall each execute an assignment of trademark in substantially the form of Exhibit C hereto, whereby each of LifeMasters and IHMC transfers all of its right, title and interest to the Mark to the Company. All reasonable costs and expenses incurred by the Members in connection with the filing and assignment of the trademark application for the Mark shall be borne by the Company and the Company shall reimburse the Members for such costs. Upon the Company's request and at the Company's cost, the Members shall execute such additional documents and take such additional actions as are reasonably necessary to transfer all of LifeMasters' and IHMC's right, title and interest in and to the Mark to the Company, including filing of the assignment with the U.S. Patent and Trademark Office. The Members may only use the Mark and the name "HeartMasters" or any derivation thereof (collectively, the "HM Names") in their capacity as Members of the Company and in connection and consistent with carrying out the purposes of the Company. In the event of dissolution or other termination of the Company, the Members may jointly cause the Company to sell the Mark and HM Names to a third party or to either of the Members upon terms acceptable to all Members. In the event that no Member or third party desires to acquire the Mark or HM Names or the Members are unable to mutually agree upon the terms of such transfer, which consent may be withheld in each Member's sole discretion, then upon the dissolution or other termination of the Company, neither Member shall have any further right to use the Mark or the HM Names. Each Member, on behalf of itself and its officers, Affiliates and agents hereby covenants and agrees that upon the dissolution or other termination of the Company, that it shall no longer use the Mark or the HM Names (except if the Mark or HM Names are transferred to the Member as provided above or if transferred to a third party as provided above and such third party rightfully licenses a Member to use the Mark or HM Names). In the event of dissolution or bankruptcy of any Member or default by a Member of a material term of this Agreement which is not cured within ninety (90) days of receipt of notice of such default or an uncured default by the Member under the Member's License Agreement, the Mark and the HM Names shall remain an asset of the Company and the terminating or defaulting Member shall no longer have any right to use the Mark or the HM Names and such terminating or defaulting Member covenants that it shall not use the Mark or the HM Names. The covenants of the Members under this Section 2.5 shall survive the termination of the Company and this Agreement.

                                    ARTICLE 3
                                     MEMBERS

         3.1 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company.

         3.2 Admission of Additional Members. No additional Members may be admitted to the Company without the prior unanimous consent of the Members. Exhibit A shall be amended upon the admission of an additional Member to set forth such Member's name, capital contribution and Percentage Interest and such other information as the Members reasonably deem necessary. Notwithstanding the foregoing, Substitute Members may only be admitted in accordance with Article 6.

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

         3.3 Vote or Written Consent of the Members. Each matter requiring the vote or written consent of the Members shall be authorized or approved by the vote or written consent of all Members (unless a lesser percentage is explicitly required in this Agreement to approve or disapprove such matter).

         3.4 Withdrawals or Resignation. No Member may withdraw, retire or resign from the Company.

         3.5 Transactions between the Company and a Member. The Members may, and may cause their Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property, or the lending of funds, or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company only if such transaction is approved in writing by all of the Members.

         3.6      Competing Activities.

                  (a) Permitted Activities. The Members and their Affiliates may engage in, invest in, and/or join with other Persons, partners, or entities to engage or invest in any business activity, including without limitation those that are or might be the same as or similar to the Company's business(es) or the other Member's or its Affiliates' business(es), and/or that might compete with the Company or with the other Member or its Affiliates, except that, during the term of this Agreement, the Members shall not directly or indirectly contact for the purpose of soliciting or solicit the business of an existing Client of the Company or any Prospective Client for any purpose other than on behalf the Company or contact for the purpose of inducing any termination or breach of any contractual relationship with the Company, any individual or entity that has a contractual relationship with the Company. For purposes of the prior sentence, "Prospective Client" shall mean any client identified by the Members in accordance with Section 3.6(b) as a potential or prospective client whose business the Company is attempting or planning to attempt to obtain.

                  (b) Identification of Prospective Clients. Within thirty (30) days of the execution of this Agreement, the Members shall create a mutually agreed upon written list of Prospective Clients (the "Client List"). The Members shall agree upon a new Client List every 120 days commencing on the date which the Members have agreed upon the initial Client List pursuant to the prior sentence. If the Members are unable to agree on a mutually acceptable Client
List on or prior to 120 days from the date of the most recently mutually accepted Client List, then there shall be no Prospective Clients contained on the Client List and the Members shall be permitted to contact any Prospective Clients on their own behalf. Additionally, a Prospective Client shall be removed from the Client List and either Member shall be permitted to contact such former Prospective Client on its own behalf if any of the following shall occur (including during any 120 period): (i) the Company receives a formal rejection of its response to a request for proposal ("RFP") from a Prospective Client;
(ii) the Company receives a formal rejection of proposal or a material portion of a proposal from a Prospective Client; or (iii) the Members mutually agree to remove a Prospective Client from the Client List. Upon the termination of a Client Contract, either for breach or in the event that a Client Contract is not extended or renewed, then immediately after such termination of a Client Contract, the Members shall be permitted to contact such former client on their own behalf.

                  (c) Acknowledgment of Competing Activities. Except as otherwise specifically stated to the contrary in this Section 3.6, each Member acknowledges that the other Members and their Affiliates own and/or manage other businesses, including businesses that compete or may compete for the Members' time. Each Member for itself and on behalf of the Company hereby waives any and all rights and claims which they may otherwise have against the other Members and their officers, directors, shareholders, partners, members, managers, agents, employees, and Affiliates with respect to any interest in, and income, gains, profits, and distributions resulting from any of such activities. Except as otherwise specifically stated to the contrary in this Section 3.6, the Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company and the Members shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company.

         3.7 Trademark and Data License and Services Agreements. In accordance with Sections 3.5 and 4.2, the Members hereby authorize and approve the following transactions with the Members and hereby acknowledge and agree that each such transaction on an overall basis is fair and reasonable to the Company (collectively, the "License Agreements"):

                  (a) Trademark and Data License and Services Agreement of even date herewith between LifeMasters and the Company in substantially the form of Exhibit D hereto (the "LifeMasters Agreement"); and

                  (b) Trademark and Data License and Services Agreement between IHMC and the Company in substantially the form of Exhibit E hereto (the "IHMC Agreement").

The Company may not modify, reduce or increase the services provided by the Company or change the terms of the License Agreements without the unanimous written approval of the Members.

         3.8 Client Contracts and Pricing. The Members will jointly develop program pricing, a guaranteed savings model and data set for each Client Contract to deliver HeartMasters Services. Each Client Contract will have unique pricing, terms and guarantees. The unique characteristics of each Client Contract will be set forth as an addendum to the Client Contract as unanimously agreed by Members.

         3.9 Termination of Membership Interest. Upon (i) the transfer of all or a portion of a Member's Membership Interest in violation of this Agreement, or
(ii) the occurrence of a Dissociation Event of a Member which does not result in the admission of a Substitute Member pursuant to Section 6.3 as to such Member's Membership Interest, the Membership Interest of such Member may be purchased by the Company or remaining Members as provided herein, or, if not so purchased, such Membership Interest shall become an Economic Interest and the balance of the rights associated with the Membership Interest (including without limitation, the right of the Member to vote or participate in the management of the business, property and affairs of the Company) may be purchased by the Company pursuant to
Section 6.4.

         3.10 Insurance. Each Member shall maintain policies of general liability insurance to cover potential liability, if any, in an amount not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate and shall cause the Company to be named as an additional insured thereunder and deliver evidence thereof to Company and the remaining Member promptly upon execution of the Agreement. Each Member shall maintain policies of professional liability insurance to cover potential liability, if any, in an amount not less than $1,000,000 per occurrence and $3,000,000 in the annual aggregate and shall cause the Company to be named as an additional insured thereunder and deliver evidence thereof to Company and the remaining Member promptly upon execution of the Agreement. The Company shall purchase and maintain a policy of professional liability to cover potential liability, if any, in an amount of not less than $1,000,000 per occurrence and $3,000,000 in the annual aggregate.

                                    ARTICLE 4
                      MANAGEMENT AND CONTROL OF THE COMPANY

         4.1 Management and Powers. In entering into this Agreement, the intent of each Member is to actively engage in the management of the Company. The Members shall have the responsibility to perform any and all acts or activities customary or incident to the management of the Company's business, property and affairs. Unless expressly stated to the contrary, management decisions of the Company shall require the consent or approval of all Members and any provision in this Agreement requiring the consent or approval of the Members shall mean the consent of all of the Members.

         4.2 Limitations on Power of Members. All contracts, agreements, commitments and obligations of the Company require the affirmative vote or written consent of all Members except the following: (i) debts, liabilities or obligations of the Company of less than Two Thousand Dollars ($2,000) individually and Ten Thousand Dollars ($10,000) in the aggregate in any one (1) calendar year may be contracted on behalf of the Company by either Member; and
(ii) if under any Client Contract, HeartMasters has an obligation to repay the Client more than 50% of the fees paid by Client to HeartMasters in any Measurement Year, then either Member may unilaterally cause the Company to terminate such Client Contract in accordance with the Client Contract terms, notwithstanding whether such repayment obligation has been assumed by any other Person. Subject to the exceptions in the prior sentence, no Member shall have authority hereunder to cause the Company to enter into any contact, agreement, commitment or obligation without first obtaining the affirmative vote or written consent of all the Members (which consent could be evidenced by both Member's execution of the contract, agreement or commitment in consideration). The Members shall execute and file an Amendment to the Company's Certificate of Formation in substantially in the form of Exhibit F to reflect the intent of this Section 4.2.

         4.3 Member Approval and Meetings. The Members intend to meet at least quarterly, provided however that no meetings of the Members are required to be held. However, if such meetings are held, such meetings shall be noticed, held and conducted pursuant to this Section

4.3 and the Act. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. No notice need be given to Members of regular meetings for which the Members have previously designated a time and place for the meeting. Special meetings of the Members may be held at any time upon the request of either Member. Notification of any Special Meeting shall be sent to the last known address of each Member at least five (5) days before the meeting. Meetings of the Members may be held at any place as may be approved by the Members. The meetings of the Members may be held by means of conference telephone or similar communication equipment so long as all persons participating in the meeting can hear each other. Participation in a meeting in such manner constitutes a presence in person at such meeting. The presence of all Members is necessary to constitute(s) a quorum of the Members for the purpose of transacting Company business. Every act or decision done or made by the Members may be made at a meeting duly held at which a quorum is present or by written consent signed by all Members. Unless otherwise explicitly provided in this Agreement, approval of the Members shall mean the approval of all of the Members.

         4.4 Devotion of Time. The Members are not obligated to devote all of their time and business efforts to the affairs of the Company. The Members shall devote whatever time, effort and skill as they deem appropriate for the operation of the Company and the furtherance of the Company.

         4.5 Payments to Members. Except as otherwise authorized in, or pursuant to, this Section 4.5 or this Agreement, neither the Members nor their Affiliates are entitled to remuneration for services rendered or goods provided to the Company unless otherwise approved by both Members. Subject to and in accordance with this Section 4.5, the Company shall reimburse a Member and such Member's Affiliates for the actual cost of goods and materials used for or by the Company. The Members shall jointly prepare a list of categories of expenses incurred or services provided by the Members on behalf of the Company which are subject to reimbursement by the Company ("Approved Expenses List") in accordance with the terms of this Section 4.5. This list will be attached as Schedule 4.5 to this Agreement and shall be updated by the Members on an annual basis. Within 30 business days after the end of each quarter, each Member shall submit to the other Member a statement of its expenses incurred on behalf of the Company. If the expenses incurred are included on the Approved Expenses List, then the Company shall reimburse such expenses to the extent reasonable, as determined by the Members in their reasonable discretion. Any disputes as to the reasonableness of a particular expense shall be resolved in accordance with
Section 12.1. Upon the mutual consent of the Members, the Company may also reimburse all reasonable expenses not included in the Approved Expenses list. To the extent that the Company does not have adequate funds to reimburse the reasonable expenses approved by the Members, additional Capital Contributions by the Members may be required in accordance with Section 2.2. If a Member fails to deliver its pro rata portion of any required additional Capital Contribution to cover expenses authorized or approved pursuant to this Section 4.5 within 30 days of submission of such expenses for reimbursement, then the non-contributing Member shall be deemed to have contributed a portion of such Member's license fee which would otherwise be paid to the non-contributing Member pursuant to the terms of such Member's License Agreement equivalent to such Member's pro rata portion of such additional

Capital Contribution. Notwithstanding the foregoing, the reimbursement of expenses under this Section 4.5 is also subject to the limitations set forth in
Section 4.2(i).

         4.6 Representatives of Members. Each Member shall be authorized to designate one or two corporate officers of such Member who are authorized to act on behalf of such Member in connection with the management and operations of the Company and all other matters relating to the Company. Such Member designees shall be the only Persons authorized to act on behalf of each Member and shall execute and perform all documents and consents, undertake all actions and attend all meetings on behalf of the Member. LifeMasters appoints Rick Vanzura as its initial Member designee and IHMC appoints Michael Cox as initial Member designee. LifeMasters shall have the power to elect and remove its Member designees and IHMC shall have the power to elect and remove its Member designees. No Member may unilaterally remove a Member designee of the other Member. Each Member shall provide the other Member with notice of any changes in the names of such Member's designees.

         4.7 Company Insurance The Company may maintain policies of reinsurance in amounts and on terms acceptable to all Members. The premiums on such policies shall be paid directly by the Members in such proportionate amounts as mutually agreed. The amount of premiums paid by each Member will be treated as a capital contribution by such Member and thereby increase such Member's Capital Account. The Company's expense for such policies shall be specially allocated to the Members in proportion to their proportionate shares of such expense paid to the Company and therefore such expense shall reduce each Member's Capital Account by the amount of such allocable share.

                                    ARTICLE 5
           ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

         5.1 Allocations of Net Profit and Net Loss.

                  (a) Net Loss. Except as otherwise provided herein, Net Losses for each Fiscal Year or shorter period shall be allocated as follows:

                           (i) First,  to the extent of, in proportion to and in
the reverse order of any Net Profits allocated to the Members hereunder.

                           (ii) Second,  to the Members in  proportion  to their
Percentage Interests.

                  (b) Net Profit. Except as otherwise provided herein, for each Fiscal Year or shorter period shall be allocated to the Members as follows:

                           (i) First,  to the extent of, in proportion to and in
the reverse order of any Net Losses allocated to the Members hereunder.

                           (ii)  Second,   in  proportion  to  their  Percentage
Interests.

         5.2 Regulatory Allocations and Other Allocation Rules. Notwithstanding anything herein to the contrary, the following special allocations shall be made as follows, and, as appropriate, in the following order:

                  (a) Losses. Items of Company loss and deduction otherwise allocable to a Member hereunder that would cause such Member (hereinafter, a "Restricted Member") to have an Adjusted Capital Account Deficit as of the end of the Fiscal Year to which such items relate shall not be allocated to such Restricted Member and instead shall be allocated to the other Member(s) pro rata in accordance with their relative Percentage Interests.

                  (b) Company Minimum Gain. If there is a net decrease in Company Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Company indebtedness, certain capital contributions or revaluation of the Company's property as further outlined in Treasury Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member's share of the net decrease in Company Minimum Gain. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 5.2(b) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

                  (c) Member Minimum Gain. If there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain reevaluations of the Company's property as further outlined in Treasury Regulations Section 1.704-2(i)(4)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member's share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and (j)(2). This Section 5.2(c) is intended to comply with the minimum gain chargeback requirement with respect to Member Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 5.2(c) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

                  (d) Qualified Income Offset. In the event a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This
Section 5.2(d) is intended to constitute a "qualified income offset" under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the Members in accordance with their Percentage Interests.

                  (f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other applicable period shall be specially allocated to the Member that bears the economic risk of loss for the debt (i.e., the Member Nonrecourse Debt) in respect of which such Member Nonrecourse Deductions are attributable (as determined under Treasury Regulations Section 1.704-2(b)(4) and (i)(1)).

                  (g) Curative Allocations. To the extent necessary to avoid any economic distortions which may result from application of the Regulatory Allocations, future items of income, gain, loss, expense and deduction shall be allocated as appropriate in the reasonable discretion of the Members in order to remedy any economic distortions that the Regulatory Allocations might otherwise cause. For purposes hereof, "Regulatory Allocations" shall mean the allocations provided under Sections 5.2(a) through 5.2(f).

                  (h) Transfers of Interests, Etc. Allocations to Members whose interests vary during a year by reason of transfer, redemption, admission, capital contributions, or otherwise, shall be made as determined by the Members in accordance with permissible methods under Code Section 706.

                  (i) Code Section 754 Elections. To the extent that Treasury Regulations Section 1.704-1(b)(2)(iv)(m) requires that Capital Accounts be adjusted with respect to an adjustment to the basis of Company property pursuant to a Code Section 754 election, such adjustment shall be treated as an item of income, gain or loss and allocated to the Members as appropriate.

         5.3      Tax Allocations.

                  (a) Generally. Subject to Section 5.3(b), items of income, gain, loss, deduction and credit to be allocated for income tax purposes shall be allocated among the Members on the same basis as their respective book items, as provided in Sections 5.1 and 5.2.

                  (b) Code Section 704(c) Allocations. If any Company property is subject to Code Section 704(c) or is reflected in the Capital Accounts of the Members and on the books of the Company at a value that differs from the adjusted tax basis of such property, then the tax items with respect to such property shall, in accordance with the requirements of Treasury Regulations
Section 1.704-1(b)(4)(i), be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its value in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members' share of tax items under Code Section 704(c). The Members are authorized to choose any reasonable method permitted by the Treasury Regulations pursuant to Code Section 704(c), including the "remedial allocation" method, the "curative" method and the "traditional" method.

                  (c) Nonrecourse Liabilities.  Pursuant to Treasury Regulations
Section 1.752-3, each Member's interest in Company profits, for purposes of determining such Member's shares of excess "nonrecourse liabilities" shall be such Member's Percentage Interest.

                  (d) Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Agreement and shall report their shares of Profits and Losses and other items of Company income, gain, loss and deduction for income tax purposes consistently with this Agreement.

         5.2 Distributions of Cash. Distributions shall be made at such time and in such amounts as determined by the unanimous consent or vote of the Members and shall be made among the Members in cash in proportion to each Member's Percentage Interests. The Members acknowledge and agree that it is the intent of the Members that the Company not make any distributions to Members until payment of the Company's operational expenses, including, without limitation, payment of all obligations under the License Agreements.

         5.3 Distributions in Kind. A Member has no right to demand and receive any distribution from the Company in any form other than money. Except for distributions in liquidation, all distributions in kind to the Members shall be made to the Members in proportion to their Percentage Interests. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other. Except upon a dissolution and the winding up of the Company, no Member may be compelled to accept a distribution of any asset in kind. The Company shall not, under any provision of this Agreement, distribute notes or other securities in violation of any securities or other law.

         5.4 Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

                                    ARTICLE 6
                      TRANSFER AND ASSIGNMENT OF INTERESTS

         6.1 Restrictions on Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership Interest without the prior written consent of the remaining Members which may be withheld in the remaining Members' absolute discretion; provided, however, that a Member shall be entitled, without consent, to assign any part or all of its Membership Interest to an Affiliate upon prior written notice to the remaining Member and compliance by such Affiliate with paragraphs (b), (c), (d) and (e) of Section 6.2. The Change in Control of a Member to a non-Affiliate or by operation of law shall constitute a transfer of a Membership Interest for purposes of this Section 6.1 and shall require the prior written consent of the remaining Members which may not be unreasonably withheld and compliance with paragraphs (b), (c), (d) and (e) of Section 6.2.

         All transfers shall be made in strict compliance with the provisions of this Article 6. Any transfer in violation of this Section 6.1 shall be voidable by any Member. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

         For purposes of this Section 6.1, "Change in Control" shall mean the acquisition by any Person or related group of Persons or the sale, assignment or transfer by the existing shareholders or owners of a Member to any Person or group of Persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of a Member's outstanding securities through any one or more transactions which may or may not be related.

         6.2 Substitution of Members. Subject to Section 6.1, a purported assignee of a Membership Interest shall not be considered a Substitute Member nor have a right to receive a Membership Interest, unless the following conditions are satisfied:

                  (a) The written consent of all of the non-transferring Members, the granting or denial of which shall be within the absolute discretion of each such Member;

                  (b) The filing with the Company of a duly executed written instrument of assignment in a form approved by the Members specifying the Membership Interest being assigned and setting forth the intention of the assignor that the assignee succeed to the assignor's interest as a Member with respect to such Membership Interest;

                  (c) The execution and acknowledgment by the assignor (except in the case of an assignment occurring by will, intestate succession, or otherwise by operation of law) and assignee of any other instruments that the Members deem necessary or appropriate including, without limitation, an instrument accepting and adopting the terms and provisions of this Agreement;

                  (d) The proposed assignment or substitution does not cause or result in a default under or breach of the terms of a Client Contract; and

                  (e) The payment by the assignor or the assignee of all reasonable expenses, including attorneys' fees, incurred by the Company in connection with the assignment and substitution.

         The admission of a Substitute Member pursuant to this Section 6.2 shall not result in the release of the assignor from any liability that he, she or it may have to the Company or any Members. Any purported assignment of an interest in the Company which is not in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever. For purposes of this Article, any transfer of an interest, whether voluntary or by operation of law, shall be considered an assignment.

         6.3 Bankruptcy or Dissolution of a Member. Upon the bankruptcy, insolvency, dissolution (other than for failure to file any required annual report or to pay any tax or fee due to the Secretary of State of the state of incorporation or organization of any Member) or other cessation to exist as a legal entity of a Member not an individual, the authorized representative of such entity shall have all of the rights of a Member (subject to any obligation of the Member to the Company) for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its interest in the Company and to join with such assignee in making application to substitute such assignee as a Member.

         6.4 Option to Purchase Membership Rights. Upon and contemporaneously with any transfer, assignment, conveyance or sale (whether arising out of an attempted charge upon that Member's Membership Interests by judicial process, a foreclosure by a creditor of the Member or otherwise) of a Member's Membership Interests (or portion thereof) which does not result in the assignee becoming a Substitute Member with regard to the Membership Interests within thirty (30) days from the effective date of the assignment, the Company shall purchase from the Member for a purchase price of One Hundred Dollars ($100) all remaining rights of membership (including, but not limited to, the right to vote or participate in the management of the business, property and affairs of the Company) retained by the Member that were associated with the transferred Membership Interests. Each Member hereby acknowledges and agrees that the obligation of the Company to purchase all remaining rights of membership retained by a Member upon the terms on conditions set forth in this Section 6.4 is not unreasonable under the circumstances existing as of the date hereof.

                                    ARTICLE 7
                      CONSEQUENCES OF A DISSOCIATION EVENT

         Subject to Section 9.1(e), the occurrence of a Dissociation Event shall not dissolve the Company nor shall it require the vote of the remaining Members consenting to the continuation of the business of the Company.

                                    ARTICLE 8
                    ACCOUNTING, RECORDS, REPORTING BY MEMBERS

         8.1 Books and Records. IHMC shall be responsible for maintaining the books and records of the Company in accordance with generally accepted accounting principals. IHMC shall maintain the books and records at the Company's principal office in New Jersey containing all of the following:

                  (a) A current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the capital contributions and Percentage Interests held by each Member;

                  (b) A copy of the Certificate of Formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed;

                  (c) Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

                  (d) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

                  (e) Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

                  (f) The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

         8.2 Reports. Subject to the prior consent of both Members, IHMC shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency, including without limitation, and at Company expense, income tax returns of the Company. IHMC shall cause to be prepared at least annually information necessary for the preparation of the Members' federal and state income tax returns. IHMC shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns. In addition, IHMC will prepare and deliver to the Members monthly reports (prepared in accordance with Generally Accepted Accounting Principals ("GAAP")) by the 20th of the following month containing: (a) an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail; (b) Capital Account balances; (c) bank account information (including balance, accrued interest and payments made during the month); (d) report and explanation of Company expenditures and variances in account balances; (e) list of amounts paid to vendors with indication of purpose or use of funds; and (f) any other information relating to financial condition of the Company as the remaining Member shall request. Any and all expenses incurred in connection with the preparation of the reports required by this Section 8.2 shall be paid or borne by IHMC and shall not be subject to reimbursement except: (i) if employees of IHMC spend in excess of 200 hours in any one calendar year in connection with the preparation of the reports required by this Section 8.2, then the Company shall promptly reimburse IHMC for the hours IHMC employees spend in preparing such reports in excess of 200 hours at the rate of $50.00 per hour, provided that such time is reasonable and IHMC provides adequate supporting documentation reasonably acceptable to the remaining Member; (ii) all consulting and services provided by outside service providers, as mutually agreed by the Members and all related preapproved fees, shall be paid for by the Company subject to and in accordance with Section 4.5; and (iii) all filing fees and taxes of the Company shall be paid be the Company.

         IHMC shall on a quarterly basis submit to the Company and the remaining Member a statement describing in detail the services provided under this Section
8.2 and the number of
hours spent. The Company and the remaining Member shall have the right to audit such statements submitted by IHMC.

         In addition, LifeMasters shall have the right to inspect all of the Company's books and records in accordance with Section 8.10. If IHMC is not adequately performing its obligations under this Article 8, then LifeMasters has the right to request that IHMC cease preparing the books and transfer control of the books and records to LifeMasters.

         8.3 Annual Audit. IHMC shall cause to be preformed at least annually, at Company expense, an audit of the Company's books and records by the Company's independent accountant. Within ten (10) days of receipt of the annual audit from the independent accountant, IHMC shall cause a report to be sent to each Member containing: (i) a balance sheet as of the end of the period audited and an income statement, and statement of changes in financial position for the period audited, all with footnotes, (ii) the independent accountant's report regarding the Company's financial statements, and (iii) report to Members regarding financial and audit controls prepared by the independent accountant. In addition, LifeMasters may conduct an audit of the books and records of the Company or request an audit of the books and records by an independent auditor to determine the fees owed under either of the License Agreements. To the extent that the books and records are maintained in accordance with GAAP, the audit shall be conducted in accordance with GAAP. In the event that LifeMasters or the independent auditor determines that there is an error of five percent (5%) or more of the fee being audited, then IHMC shall pay the costs of such audit. In the event that LifeMasters or the independent auditor determines that there is no error or the error is less than five percent (5%) of the fee being audited, then LifeMasters shall pay the costs of such audit. In all cases, if an error is discovered then the Members shall cause the Company to remit any shortfall to the Members, as appropriate, and the Members shall return any overpayments to the Company. If LifeMasters conducts the audit and IHMC disputes the results of such audit, then IHMC may request that an independent auditor conduct an audit of the books. The fees of the independent auditor shall be paid in accordance with this Section 8.3.

         8.4 Appointment of Accountant. The Company's independent accountant shall only be appointed upon the unanimous consent of the Members. The unanimous prior written consent of the Members shall be required to appoint, remove, change or otherwise select the Company's independent accountant. In addition, accounting duties of the Company which do not require an independent or certified public accountant may be performed by an accountant designated by both of the Members (who may be an accountant who is an employee of a Member).

         8.5 Bank Accounts. The Members shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person. Subject to any restrictions approved by the Members, any Member, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company's accounts. All checks, drafts, and other instruments obligating the Company to pay money in excess of $2000 individually (and not to exceed $10,000 in the aggregate in any one calendar year) must be signed on behalf of the Company by both Members.

         8.6 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Members. The Members may rely upon the advice of their accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

         8.7 Operating Plan. The Members may prepare and implement operating plans for the Company, which plans shall be subject to the unanimous approval by the Members.

         8.8 Annual Budget. The Members may prepare an Annual Budget, which shall be subject to the unanimous approval by the Members prior to commencement of each Fiscal Year. If the Members choose to adopt an Annual Budget, they intend that the Annual Budget for the following Fiscal Year be approved at least one (1) month prior the beginning of such Fiscal Year. If the Members are unable to approve an Annual Budget for a Fiscal Year, then the Annual Budget for such Fiscal Year shall be the same as the Annual Budget from the prior year less any and all extra-ordinary capital expenditures. No material changes or departures from the Annual Budget shall be made without the prior unanimous consent of the Members. The Members shall use all reasonable efforts to have the actual operating expenditures conform to the costs set forth in the Annual Budget.

         8.9 Tax Matters for the Company Handled by Members and Tax Matters Partner. IHMC is designated as the "tax matters partner," as defined in Code
Section 6231 (the "Tax Matters Partner"), to represent the Company (at the Company's expense) in connection with all examination of the Company's affairs by tax authorities and to expend Company funds for professional services and costs associated therewith, provided, however, that all tax filings, reports, and related material communications shall be subject to the prior review and approval of all Members and the Tax Matters Partner shall not have the authority without first obtaining the consent of the remaining Member to do any of the following: (i) enter into a settlement agreement with the Internal Revenue Service (or any similar state agency) that purports to bind Company, (ii) file a petition as contemplated in Sections 6226(a) or 6228 of the Code, (iii) intervene in any action contemplated in Section 6226(b)(6) of the Code, (iv) file any request contemplated in Section 6227(c) of the Code, (v) enter into an agreement extending the period of limitation as contemplated in Section 6229(b)(1)(B) of the Code; or (vi) file any tax return or report. If IHMC ceases or fails to serve as Tax Matters Partner, then Members by unanimous consent shall appoint another to be the Tax Matters Partner. The Members shall from time to time cause the Company to make such tax elections as they unanimously deem to be in the best interest of the Company and the Members.

         8.10     Inspection and Delivery of Records.

                  8.10.1 Delivery. Upon the request of any member, IHMC shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained under Section 8.1 or reports prepared under Sections 8.2, 8.3, 8.7 or 8.8 and all supporting documentation.

                  8.10.2 Inspection. Each Member has the right, upon reasonable request to:

                           (a) inspect and copy during normal business hours without interfering with IHMC's business any of the Company records, including, without limitation, those records described in Sections 8.1, 8.2, 8.3, 8.5, 8.7, 8.8 and 8.9; and

                           (b) obtain, promptly after their becoming available, a copy of the Company's federal, state, and local income tax or information returns for each fiscal year.

                  8.10.3  Inspection  Agreement.  Any  request,   inspection  or
copying by a Member under this Section 8.10 may be made by that Person or that Person's agent or attorney.

                                    ARTICLE 9
                           DISSOLUTION AND WINDING UP

         9.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

                  (a) If the  Company  fails to obtain a fully  executed  Client
Contract from a Client by August 31, 2000, then the Company shall dissolve, unless extended by unanimous consent of the Members;

                  (b) Upon the happening of any event of dissolution specified in the Certificate of Formation;

                  (c) Upon the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; or

                  (d)      Upon the vote of all the Members.

                  (e) In the event of bankruptcy or dissolution of a Member or a Member materially defaults on a substantial term under this Agreement and such breach is not cured within ninety (90) days of receipt by such Member of notice of default or a Member materially defaults on a substantial term under its License Agreement and such breach is not cured within the applicable cure period, if any, then the nonbreaching Member shall have the right to dissolve the Company without the consent of the defaulting Member.

         9.2 Winding Up. Unless the Members otherwise unanimously agree, the Company shall not enter into any new Client Contracts or any extensions on any Client Contracts after December 31, 2005. After December 31, 2005, the Company's sole purpose shall be to complete performance of existing Client Contracts and then to dissolve the Company. Upon the dissolution of the Company, the Members shall appoint a liquidating Member to be responsible for winding up the Company's affairs. .Upon the dissolution of the Company, the Company's assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

         9.3 Post Dissolution. The covenants contained in this Section 9.3 shall survive the termination of this Agreement and the dissolution of the Company.

                  (a) Dissolution, Bankruptcy or Default. In addition to the right to dissolve the Company in accordance with Section 9.1, in the event of bankruptcy or dissolution or substantial default of a material term in this Agreement which is not cured within ninety (90) days after receipt of notice of such default or an uncured substantial default under an individual License Agreement by either Member (each a "Member Default"), the non-defaulting Member and/or the Company shall have the right to continue to service the Clients directly and/or to hire a third party to carry out the obligations of the defaulting Member under any Client Contracts outstanding on the date of the Member Default. Notwithstanding the terms of Article 5 (except Sections 5.2 and 5.3) relating to the allocation of Net Profits and Net Losses and distributions to Members, the defaulting Member would have no rights to any Net Profits or proceeds generated by the Company or the remaining Member after the date of Member Default and the remaining Member shall be entitled to 100% of the Net Profits, proceeds and fees received by the Company for services provided after the date of the Member Default. If the defaulting Member receives a distribution from or on behalf of the Company in violation of this Section 9.3(a), then such defaulting Member shall be deemed to be holding such distributions in trust for the benefit of the Company and the remaining Member. In no event shall the default, dissolution or bankruptcy of a Member relieve such Member of its obligations under any contracts with the Company, including without limitation that Member's respective License Agreement described in Section 3.7 hereof. To enable the remaining Member to carry out the Company's obligations under any outstanding Client Contract, the defaulting Member shall provide the remaining Member and the Company, subject to appropriate confidentiality restrictions, any and all data generated through the date of the Member Default under any outstanding Client Contracts. At the request of the non-defaulting Member, the defaulting Member shall facilitate assignment of any Client Contracts to the remaining Member.

                  (b) Use of Mark and HM Names. In the event of a Member Default such defaulting Member shall no longer have any right to use the Mark or HM Names. In the event of the dissolution or other termination of the Company, unless otherwise mutually agreed in accordance with Section 2.5, neither Member shall have the right to use the Mark or HM Names.

                  (c) Ownership of Intellectual Property. The Members agree that it is their intent that no intellectual property nor intellectual property rights shall be developed, created or owned by the Company or jointly by the Members.

         9.4 Distributions in Kind. Except as provided in Section 5.3, any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value, such Net Profit or Net Loss shall then be allocated pursuant to Article 50, and the Members' Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Members or if any Member objects by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Members and if they fail to agree, then each Member shall select an independent appraiser and those two (2) appraisers will choose a third independent appraiser who will conduct the valuation which valuation will be binding on the Members.

         9.5 Order of Payment of Liabilities Upon Dissolution. Notwithstanding anything herein to the contrary, after determining that all the known debts and liabilities of the Company have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances.

         9.6 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look only to the assets of the Company for the return of its capital contributions and shall have no recourse for its capital contribution and/or share of Net Profits against any Member except as provided in Article 10.

         9.7 Termination of the Company. Subject to Section 9.3, upon the completion of the liquidation of the Company and the distribution of all Company assets, the Company's affairs shall terminate and the liquidating Member shall cause to be executed and filed a Certificate of Cancellation to accomplish the cancellation of the Company's Certificate of Formation, as well as any other documents required to effectively terminate the Company. The Certificate of Cancellation shall set forth:

                  (a)      The name of the Company;

                  (b) The date of the filing of the Company's Certificate of Formation;

                  (c) The reason for filing the Certificate of Cancellation;

                  (d) The future effective date or time (which shall be a date or time certain) of cancellation if it is not to be effective upon the filing of the Certificate of Cancellation; and

                  (e) Any other information the liquidating Member determines or required by applicable law.

         9.8 Liquidation. The Members shall jointly choose the liquidating Member. If only one Member remains, then such remaining Member shall act as the liquidating Member. Notwithstanding the limitations set forth in Section 2.5 regarding the use of the Mark, the liquidating Member shall have the authority to sell the Mark to a third party in the event the Company does not have adequate assets to pay or otherwise adequately provide for the satisfaction of all known debts and liabilities of the Company. The liquidating Member will furnish each of the Members with a statement, reviewed by the Company's independent public accountants, which shall set forth the assets and liabilities of the Company as of the date of the Company's liquidation. Upon completion of the liquidation, the Members shall execute and cause to be filed Certificate of Cancellation of the Company and any and all other documents necessary with respect to termination of the Company.

                                   ARTICLE 10
                          INDEMNIFICATION AND INSURANCE

         10.1     Indemnification of Agents.

                  (a) The Members shall not be liable for the return of any Capital Contribution made to the Company by any other Member, and shall not be liable to any other Members because any taxing authorities disallow or adjust any income tax deductions or credits with respect to such other Member.

                  (b) The Members shall not be liable to the Company or any other Member for any liability, loss, damage, cost or expense which may arise out of or in connection with any act or conduct on the part of the Members without fraud, willful misconduct, bad faith, gross negligence including but not limited to the failure to perform its obligations hereunder due to restrictions or prohibitions imposed by law, rule, regulation or demand of any governmental agency, or from any other cause beyond the control of the Members. The foregoing does not and shall not be deemed to alter, modify or amend a Member's liability to the Company or any other Member pursuant to any separate contract, agreement or other document.

                  (c) The Company, but not the Members, shall indemnify and hold harmless any Member against all liability, loss, damage, cost and/or expense incurred or sustained by such Member by reason of any of its acts or omissions or by reason of any threatened or pending claim, suit, action or proceeding against the Members, or their officers, directors, employees or agents (collectively, "Agents"), or against the Company, to which the Members or their Agents are or are threatened to be made a party, arising out of or in connection with the acts or conduct of the Members or their management or Agents in the management or operation of the business of the Company, and shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding by reason of the fact that he, she or it, is or was a Member, officer, director, employee or agent, he, she or it is or was serving at the request of the Company as a director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons also being referred to hereinafter as an "Agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. Such indemnification shall include, but not be limited to, reasonable attorneys' fees and the reasonable costs and expenses of investigation incurred in connection with the defense or settlement of such claim, suit, action or preceding, other than such liabilities, losses, damages, costs and expenses arising out of or in connection with any claim, suit, action or proceeding as to which the Members or their Agents shall be adjudged by a final determination of a court of competent jurisdiction to have acted in bad faith, with willful misconduct, gross negligence or fraud.

                  (d) The provisions of the preceding paragraphs are not intended to be for the benefit of any creditor or other person (other than a Member) to whom any debts, liabilities, or obligation are owed by (or who otherwise has any claim against) the Company or any of the Members. No such creditor or other person shall obtain any benefit from such provisions or shall, by reason of any such foregoing provision, make any claim in respect of any debt, liability, or obligation against the Company or any of the Members.

                  (e) Except as may otherwise be expressly provided in this Agreement or by the Act, no Member shall be required to make any contribution to the Company by reason of any negative balance in its Capital Account, nor shall any negative balance in a Member's Capital Account create any liability on the part of the Member to any third party.

                  (f) An indemnitee hereunder may seek redress against the Company under this Section 10.1 only if the Company fails to pay in full within twenty (20) days of its receipt of a written claim for payment hereunder. If successful, the indemnitee shall be entitled to be paid also the expense of prosecuting such claim (including, but not limited to, reasonable attorneys' fees). It shall be a defense to any such action that the claimant is guilty of fraud, bad faith, gross negligence or willful wrongdoing which relieves the Company from indemnifying the indemnitee for the amount claimed. If it is finally determined that a Member is not entitled to indemnification under this
Section 10.1 then such Member shall reimburse the Company for any amounts which may have been advanced by the Company hereunder.

         10.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 10.1 or under applicable law.

         10.3 Limit on Liability of Members. The indemnification set forth in this Article shall in no event cause the Members to incur any personal liability beyond their total Capital Contributions, nor shall it result in any liability of the Members to any third party.

                                   ARTICLE 11
                           INVESTMENT REPRESENTATIONS

         Each Member hereby represents and warrants to, and agrees with the other Members and the Company as follows:

         11.1 Preexisting Experience. Such Member by reason of its business or financial experience, or by reason of the business or financial experience of its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment.

         11.2 No Advertising. Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

         11.3 Investment Intent. Such Member is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

         11.4 No Liquidity. Such Member is financially able to bear the economic risk of an investment in the Company and has no need for liquidity in this investment.

         11.5 All Information. Such Member (i) has received all information that such Member deems necessary to make an informed investment decision with respect to an investment in the Company; (ii) has had the unrestricted opportunity to make such investigation as such Member desires pertaining to the Company and an investment therein and to verify any information furnished to such Member; and
(iii) has had the opportunity to ask questions of representatives of the Company concerning the Company and such Member's investment.

         11.6 Restriction on Alienation. Such Member understands that such Member must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Membership Interests have not been registered under the Securities Act and applicable state securities laws and
(ii) the Membership Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

         11.7 No Registration. Such Member understands that the Company is not obligated to register the Membership Interests for resale under the Securities Act or any applicable state securities laws and that the Company is not obligated to supply such Member with information or assistance in complying with any exemption under the Securities Act or any applicable state securities laws. Upon the request of the Company, such Member will provide the Company with an opinion of counsel satisfactory to the Company that a proposed resale of the Membership Interests complies with the Securities Act or any applicable state securities laws.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 Dispute Resolution.

                  (a) The parties agree to meet and confer in good faith to resolve any disputes arising out of this Agreement. Any disputes which the parties are unable to resolve in such manner shall be determined in arbitration to be held under the rules of the American Arbitration Association ("AAA"), or of the Center for Public Resources ("CFPR"), Rules for Non-Administered Arbitration of Business Disputes, then in effect; the arbitration shall be before an arbitrator selected by the parties, and shall be held in Chicago, Illinois. If the parties are unable to agree upon such an arbitrator within thirty (30) days after a party has given written notice of its desire to submit the dispute, controversy or question for decision, then a party hereto may apply to the AAA or the CFPR for the appointment of an arbitrator; or, if the AAA and CFPR are not then in existence, or do not desire to act in the matter, each party shall appoint a party arbitrator, of its choice, and the party arbitrators so appointed shall select a neutral arbitrator; the panel of arbitrators then will hear and determine the matter by majority vote.

                  (b) Each party is responsible for its own legal fees and costs, but the compensation of the neutral arbitrator(s), and any fees or costs associated with the arbitration proceeding, will be borne equally by the parties.

                  (c) Arbitration will be the exclusive remedy for the settlement of disputes under this Agreement. Civil discovery for use in such arbitration may be conducted in accordance with the provisions of Delaware law, and the arbitrator(s) selected shall have the power to enforce the rights, remedies, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions and penalties as can be imposed in like circumstances in a civil action by a court of competent jurisdiction of the State of Delaware. The provisions of Delaware law concerning the right to discovery and the use of depositions in arbitration are incorporated herein by reference and made applicable to this Agreement.

                  (d) The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages except that punitive damages shall not be awarded. The arbitrators shall prepare in writing, and provide to the parties, an award including factual findings and the legal reasons on which the award is based. The arbitrators shall not have the power to commit errors of law or legal reasoning.

                  (e) Notwithstanding the above, in the event either party wishes to obtain injunctive relief or a temporary restraining order to enforce rights under this Section 12.1, such party may initiate an action for such relief in a court of competent jurisdiction in the State of Delaware. The decision of the court with respect to the requested injunctive relief of temporary restraining order shall be subject to appeal only as allowed by law. However, the courts in the injunctive proceeding shall not have the authority to review or grant any request or demand for damages.

         12.2 Complete Agreement. This Agreement and the Certificate of Formation, as amended, and (any other agreements contemplated herein) constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements among the Members. To the extent that any provision of the Certificate of Formation conflict with any provision of this Agreement, the Certificate of Formation, as amended, shall control.

         12.3 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

         12.4 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

         12.5 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

         12.6 Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or by such Member's counsel.

         12.7 Jurisdiction. Each Member hereby consents and acknowledges that this Agreement is executed and intended to be performed in the State of Delaware, and the laws of that state shall govern its interpretation and effect. Notwithstanding the foregoing and subject to Section 12.1, any disputes between or among the then Members concerning enforcement of the terms of this Agreement shall be subject to the jurisdiction of the courts of the city of Chicago in the State of Illinois.

         12.8 Exhibits. All Exhibits and Schedules attached to this Agreement are incorporated and shall be treated as if set forth herein.

         12.9 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

         12.10 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

         12.11 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and sent by either certified mail, return receipt requested or by nationally recognized overnight courier service requiring a signed receipt on delivery and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in Exhibit A hereto. A copy of any notices sent to the Company shall also be sent to each Member. Any party may, at any time by giving five (5) days prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

         12.12 Amendments. All amendments to this Agreement and the Certificate of Formation, as amended, must be in writing and signed by all the Members.

         12.13 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         12.14 Expenses. Subject to Section 4.2(i), the Company shall pay all reasonable formation costs and expenses and professional fees associated with the negotiation and preparation of this Agreement.

         12.15 Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purposes of this Section: (i) "attorney fees" shall include, without limitation, fees incurred in the following: (a) postjudgment motions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examinations; (d) discovery; and (e) bankruptcy litigation; and (ii) "prevailing party" shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

         12.16 Counsel to the Company. Counsel to the Company may also be counsel to a Member or its Affiliates. The Members may execute on behalf of the Company and the Members any consent to the representation of the Company that counsel may request pursuant to the applicable Rules of Professional Conduct or similar rules in any jurisdiction ("Rules"). The Company has initially selected Morrison & Foerster LLP and Winick & Rich, P.C. (collectively, "Company Counsel") as legal counsel to the Company. The Company and each Member acknowledges that when acting as Company Counsel, Company Counsel does not represent any Member in its capacity as a Member in the absence of a clear and explicit agreement to such effect between the Member and Company Counsel (and then only to the extent specifically set forth in such agreement), and that in the absence of any such agreement counsel to the Company shall owe no duties directly to a Member. Notwithstanding the foregoing, the Members and the Company acknowledge that Counsel to the Company may have acted as counsel to one or another of the Members in connection with the formation of the Company and on related and unrelated matters and may continue to provide legal services to a Member in the future. The Members further acknowledge that: IHMC has retained Winick & Rich, P.C. to represent its interests in connection with the formation of the Company and on related and unrelated matters and that Winick & Rich, P.C. may continue to provide legal services to IHMC in the future; LifeMasters has retained Morrison & Foerster LLP to represent its interests in connection with the formation of the Company and on related and unrelated matters and that Morrison & Foerster LLP may continue to provide legal services to LifeMasters in the future. By executing this Agreement, the Members hereby consent to the representation of LifeMasters by Morrison & Foerster LLP and the representation of IHMC by Winick & Rich, P.C. By executing this Agreement, each Member further agrees that in the event any dispute or controversy arises between any Member or the Company on one hand, and a Member or any affiliate of a Member that a Company Counsel represents, on the other hand, then Morrison & Foerster LLP can represent LifeMasters and/or the Company and Winick & Rich can represent IHMC and/or the Company in any such dispute or controversy (to the extent permitted by the Rules), and each Member hereby consents to such representation of the Company and/or the other Member.

         12.17 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

         12.18 Confidentiality. Unless agreed to by the Members in writing, the details of the relationship contemplated by this Agreement and any information or documents exchanged between the parties pursuant to this Agreement shall be and remain confidential (collectively "Confidential Information"), and shall not be disclosed to any third party, other than the Members' attorneys, accountants and other advisers employed in conjunction with the discussion and development of definitive agreements. Confidential Information shall not include: (a) information that, at the time of disclosure, is in the public domain; (b) information that, after disclosure to another party from a source that has no duty of nondisclosure, is published or otherwise becomes part of the public domain through no fault of the party to whom such information has been disclosed in connection herewith; (c) information that was properly in the receiving party's possession, or the possession of an Affiliate, at the time of disclosure in connection with this Agreement; (d) information that may be received by a party in good faith from a source other than a disclosing party hereunder, which source either has no duty of nondisclosure to such other party or, if such source does have a duty of nondisclosure, the receiving party was unaware of or had no reasonable basis for knowing; (e) information that is independently developed by a Member without use of any Confidential Information of the other Member; (f) information that is widely or publicly available from a source that has no duty of nondisclosure and through no fault of the party to whom such information has been disclosed in connection herewith; and (g) information that a party has the specific right to use or disclose under any other written agreement between or among the Members. Notwithstanding the foregoing, and subject to Section 12.19, the Members may disclose the existence of the Company and their position as Members to third parties as necessary to carry out the purposes of the Company. This Section 12.18 will survive the termination of this Agreement.

         12.19 Publicity. The Members and their Affiliates shall not make any public announcements regarding this Agreement or their relationship unless both Members have agreed in writing to such announcement. The parties agree that the initial public announcement of their relationship shall be through a mutually agreed upon joint release. It is anticipated that other notable events, such as entering Client Contracts, will also be publicized as mutually agreed.

                       [REMAINDER OF THE PAGE LEFT BLANK]

                                 SIGNATURE PAGE
                                     OF THE
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                HEARTMASTERS, LLC

         IN WITNESS WHEREOF, all of the Members of HeartMasters, LLC, a Delaware limited liability company, have executed this Agreement, effective as of the date written above.

                                        MEMBERS:

                                        LIFEMASTERS SUPPORTED SELFCARE, INC.,
                                        a California corporation

                                        By: /s/ Cedric J. Vanzura
                                           ------------------------------------
                                               Cedric J. Vanzura, President


                                        By: /s/ Nyoka L. Criner
                                           ------------------------------------
                                             Nyoka L. Criner, CFO


                                        INTERACTIVE HEART MANAGEMENT CORP.,
                                        a Delaware corporation

                                        By: /s/ Michael W. Cox
                                           ------------------------------------
                                             Michael W. Cox, President & CEO


                                        By: Debra Fenton
                                        Title: Controller

                                    Exhibit A

                               Member Information

---------------------------------------------------------------------------------------------------------------------
                                                                                 Initial             Percentage
Member's Name                  Member's Address                              Capital Account          Interest
---------------------------------------------------------------------------------------------------------------------
LifeMasters Supported         LifeMasters Supported SelfCare, Inc.               $60,000                  50%
SelfCare, Inc.                401 Marina Blvd. Ste. #
                              South San Francisco, CA 04080
                              Attn:    Roger DeLusignan
                              phone    (650)  829-5252
                              fax:     (650)  873-6050

                              Copies to:
                              ---------
                              Morrison & Foerster LLP
                              755 Page Mill Road
                              Palo Alto, CA 94304
                              Attn:   Suzanne Graeser, Esq.
                              phone    (650)  813-5600
                              fax:     (650)  494-0792
---------------------------------------------------------------------------------------------------------------------
Interactive Heart             Interactive Heart Management Corp.                 $60,000                  50%
Management Corp.              100 Metro Park
                              South Laurence Harbor, NJ  08878
                              Attn:    Michael Cox
                              phone:   (732)  566-2666
                              fax:     (732)  566-0912

                              Copies to:
                              ---------
                              Abraham Y. Skoff
                              Wirick & Rich, P.C.
                              Continental Plaza III
                              433 Hackensack Avenue
                              Hackensack, NJ  07601
                              phone:   (201)  487-0600
                              fax:     (201)  487-7606
---------------------------------------------------------------------------------------------------------------------
                                                                                 $120,000                100%
                                                                                 ========                ====

                                    Exhibit B

                                   DEFINITIONS

         When used in the limited liability company agreement, the following terms shall have the meanings set forth below (section, subsection and paragraph references are to sections, subsections and paragraphs in the limited liability company agreement.):

         "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Member is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

         "Affiliate" shall mean any Person or entity controlled by, controlling, or under common control with a Member.

         "Agreement" shall mean this limited liability company agreement, as originally executed and as amended from time to time.

         "Annual Budget" shall mean the Company's annual operating budget prepared and approved by the Members pursuant to Section 8.7.

         "Bankruptcy" shall mean (i) the filing of an application by a Member for, or such Member's consent to, the appointment of a trustee, receiver, or custodian of his, her or its other assets; (ii) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (iii) the making by a Member of a general assignment for the benefit of creditors; (iv) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (v) the failure by a Member generally to pay such Member's debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Member's inability to pay his, her or its debts as they become due.

         "CAD" shall mean coronary artery disease.

         "Capital Account" shall mean the individual capital account established by the Company on behalf of each Member. Each such Member's Capital Account shall be increased by (1) the amount of money contributed by it to the Company,
(2) the fair market value of the property, as determined by the Members, contributed by it to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to under Code Section 752), and (3) allocations to it of Net Profits and other items of book income and gain, and is decreased by (4) the amount of money distributed from it by the Company, (5) the fair market value of property, as determined by the Members (as determined below) distributed by the Company to the Member (net of liabilities securing such distributed property that the Member is considered to assume or take subject to under Code Section
752) and (6) allocations to it of Net Losses and other items of book loss and deduction, and is otherwise adjusted in accordance with the additional rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv). It is the intent of the Company that the Capital Accounts of all Members be determined and maintained in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv) at all times throughout the full term of the Company. Accordingly, the Members are authorized to make any other adjustments to the Capital Accounts so that the Capital Accounts and allocations thereto comply with said Section of the Treasury Regulations.

         "Capital Contribution" shall mean the total value of cash and fair market value of property (including promissory notes or other obligation to contribute cash or property) contributed and/or services rendered or to be rendered to the Company by Members.

         "Change in Control" shall have the meaning set forth in Section 6.1.

         "CHF" shall mean congestive heart failure.

         "Client(s)" shall mean the managed care organizations for whom the Company shall provide Services pursuant to Client Contracts.

         "Client Contract(s)" shall mean contract(s) with clients to provide eligible patients of the clients with CHF, CAD, diabetes, chronic obstructive pulmonary disease, and asthma disease management services.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Company" shall mean the limited liability company formed upon the filing of the Certificate of Formation pursuant to Recital A and which is governed by this Agreement.

         "Company Minimum Gain" shall have the meaning set forth in Section 1.704-2(b)(2) of the Treasury Regulations.

         "Depreciation" shall mean, with respect to any asset of the Company for any Fiscal Year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean "book depreciation, depletion or amortization" as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Treasury Regulations.

         "Dissociation Event" shall mean with respect to any Member the death, Bankruptcy, dissolution, incapacity, withdrawal, resignation, retirement, expulsion or occurrence of any other event which terminates the continued membership of such Member.

         "Distributable Cash" shall mean cash and other cash equivalents of the Company as of April 1 of each calendar year, less the amount of any required reserves (the "Required Reserves") as determined and unanimously agreed to by the Members. In determining the amount of Required Reserves, the Members shall reasonably take into account the amount necessary to: (i) maintain a reasonably prudent debt-to-equity ratio; (ii) fund expected capital expenditures required in the Annual Budget; (iii) restore prior period losses, (iv) fund contingent liabilities, including payment of fees on License Agreements; and (v) provide such additional reserves as the Members determine are necessary.

         "Economic Interest" shall mean the right to receive distributions of the Company's assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, or any right to information concerning the business and affairs of the Company.

         "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

         "Formation Date" shall mean December 6, 1999.

         "Gross Asset Value" shall mean, with respect to any asset of the Company, such asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The Gross Asset Value of any asset contributed to the Company by a Member shall be the gross fair market value of such asset as determined by the Members.

                  (ii) If the Members reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Members, as of the following times: (a) a capital contribution (other than a de minimis capital contribution) to the Company by a new or existing Member; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property; and (c) at such other times as the Members shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

                  (iii) The Gross Asset Values of Company assets distributed to any Member shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) as determined by the Members.

                  (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the

Treasury Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent that the Members reasonably determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

         "Guaranteed Excess Savings" shall mean the savings guaranteed for use of HeartMasters Services by the Company to a Client pursuant to a Client Contract.

         "HeartMasters Services" shall mean the IHMC Services and the LM Services as defined herein. "IHMC Services" shall mean services of IHMC's On-Line Health Management System, including the STRx systems, provided under license from IHMC, for use of or on behalf of the Company's Clients, for a fee determined on a Client by Client basis in accordance with the Client Contract. "LM Services" shall mean the LifeMasters(R) Supported SelfCareSM services provided under license from LM, for use of or on behalf of the Company's Clients, for a fee determined on a Client by Client basis in accordance with the Client Contract.

         "HM Names" shall have the meaning set forth in Section 2.5.

         "Initial Capital Contribution" shall mean the capital contribution of each member made in accordance with Section 2.1.

         "License Agreements" shall mean the "LifeMasters Agreement" and the "IHMC Agreement" all as defined in Section 3.10.

         "Mark" shall have meaning set forth in Section 3.13.

         "Measurement Year" shall mean a twelve (12) month period during the term of any Client Contract beginning on the original commencement date when the Guaranteed Excess Savings begins to be measured under a Client Contract ("Commencement Date") or any anniversary of a Commencement Date under a Client Contract.

         "Member" shall mean any Person who has been admitted to the Company as a Member in accordance with the terms of this Agreement and at time of reference of this Agreement has not become the subject of a Dissociation Event or ceased to be a Member for any other reason. The initial Members are IHMC and LifeMasters.

         "Member Default" shall have the meaning set forth in Section 9.3.

         "Member Nonrecourse Debt" shall mean "partner nonrecourse debt" in Treasury Regulations Section 1.704-2(b)(4).

         "Member  Nonrecourse  Deductions"  shall have the  meaning set forth in
Section 1.704-2(i)(2) of the Treasury Regulations.

         "Minimum Gain Attributable to Member Nonrecourse Debt" shall mean "partner nonrecourse debt minimum gain" as determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

         "Membership Interest" shall mean a Member's entire interest in the Company including the Member's right to distributions of Net Cash Flow, allocations of Net Profits and Losses, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

         "Net Profits" and "Net Losses" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss; (iii) gain or loss resulting from any disposition of a property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; (iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on the Depreciation of a property; (v) if the Gross Asset Value of an asset is adjusted, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of Net Profits and Net Losses; and (vi) insurance expense of the Company specially allocated pursuant to Section 4.7 and Company items specially allocated pursuant to Sections 5.2(a) through 5.2(g) shall not be included in the computation of Net Profits and Net Losses.

         "Percentage Interest" shall mean the proportionate interest of a Member in the Company as set forth on Exhibit A.

         "Person"  shall  mean  an  individual,  general  partnership,   limited
partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other association or business entity.

         "Regulations" shall, unless the context clearly indicates otherwise, mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code.

         "Secretary of State" shall mean the Secretary of State for the state of Delaware and its delegates responsible for the administration of the Act.

         "Substitute Member" means any Person admitted to the Company as a Member pursuant to Section 6.2.

         "Tax Matters Partner" shall be IHMC or her successor as designated pursuant to Section 8.9.

                                    EXBIBIT C

                             ASSIGNMENT OF TRADEMARK

                                    EXBIBIT D

          LIFEMASTERS TRADEMARK AND DATA LICENSE AND SERVICES AGREEMENT

                                    EXBIBIT E

             IHMC TRADEMARK AND DATA LICENSE AND SERVICES AGREEMENT

                                    EXHIBIT F

                      AMENDMENT OF CERTIFICATE OF FORMATION


                                      F-1